Exhibit 23.2









INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CerProbe Corporation on Form S-3 of our report dated February 3, 1995, which expresses an unqualified opinion and includes an explanatory paragraph describing a change in accounting principle, appearing in the Annual Report on Form 10-KSB, as amended, of CerProbe Corporation for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Phoenix, Arizona

August 10, 1995